Exhibit 99.2

CENDANT'S BOARD OF DIRECTORS APPROVES QUARTERLY CASH DIVIDEND
OF $0.11 PER COMMON SHARE

New York, NY 10-18-2005 -- Cendant Corporation (NYSE: CD) today announced that its board of directors declared a regular quarterly cash dividend of $0.11 per common share, payable December 13, 2005 to stockholders of record as of November 21, 2005.

About Cendant Corporation
Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 85,000 employees, New York City-based Cendant provides these services to business and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at http://www.cendant.com.

Media Contacts:
Elliot Bloom
(212) 413-1832

Kelli Segal
(212) 413-1871

Investor Contacts:
Sam Levenson
(212) 413-1834

Henry A. Diamond
(212) 413-1920